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                                                                       Exhibit 5


                           JONES, DAY, REAVIS & POGUE
                                  North Point
                              901 Lakeside Avenue
                             Cleveland, Ohio 44114
                               December 15, 1999

Nextel Communications, Inc.
1505 Farm Credit Drive
McLean, Virginia  22102

                                  Re:    Nextel Communications, Inc. Amended and
                   Restated Incentive Equity Plan (as amended and restated as of July 14, 1999)

Ladies and Gentlemen:

               We have acted as counsel for Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (as amended and restated as of July 14, 1999) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of Class A Common Stock, $0.001 par value per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan and any agreements thereunder, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares of Common Stock to be issued or transferred and sold pursuant to the Plan under the Securities Act of 1933.

                                                   Very truly yours,




                                                   Jones, Day, Reavis & Pogue